EXHIBIT 99.1

3D Systems Reports Q3 2013 Results

- Unprecedented Advanced Manufacturing and Consumer Demand

- Revised Full-Year Guidance to Accelerate Growth Rate and Investments

ROCK HILL, S.C., Oct. 29, 2013 (GLOBE NEWSWIRE) -- 3D Systems Corporation (NYSE:DDD) announced today that its third quarter revenue grew 50% from the prior year to a record $135.7 million on a 76% increase in printers' and other products revenue and 30% overall organic growth, resulting in GAAP earnings of $0.17 per share and non-GAAP earnings of $0.26 per share.

Gross profit increased 52% and gross profit margin expanded 80 basis points to 52.6%, contributing to GAAP net income of $17.7 million, and non-GAAP net income of $26.2 million, representing a 44% improvement over the 2012 quarter.

For the nine months 2013, revenue grew 42% to $358.6 million, on an 81% increase in printers and other products revenue and 27% organic growth, resulting in GAAP earnings of $0.34 per share and non-GAAP earnings of $0.66 per share. Gross profit increased 46% and gross profit margin expanded 120 basis points to 52.3%.

"We are very pleased to report another record revenue quarter on unprecedented printer units demand that more than tripled last year's unit sales," said Avi Reichental, 3D Systems' President and Chief Executive Officer. "Stronger materials sales, increased advanced manufacturing activities and meaningful consumer products revenue contribution fueled our growth."

Third Quarter 2013 Revenue Highlights (compared to 2012 quarter):

  3D printers and other products revenue increased 76% to $59.8 million.
  Print materials revenue grew 30% to $33.2 million.
  Services revenue rose 38% to $42.7 million.
  Healthcare revenue grew 39% and contributed $16.9 million to our total revenue.
  Consumer solutions contributed $13.5 million to our total revenue.

The company continued to increase its R&D and marketing expenditures, making investments in support of its near term opportunities and expanding product portfolio. For the third quarter in a row, the company expanded its manufacturing capacity to accommodate increasing demand for its products and services.

"We are accelerating developments of key products, channels and technologies to capture a broader share of upstream production applications and downstream consumer opportunities," continued Reichental."

To accelerate its growth rate, the company decided to further increase its R&D, marketing and retail field operations spending in connection with specific, near-term, new product introductions and retail channel expansion. Significant marketplace interest in its recently acquired, proprietary, Phenix direct metals 3D printers also compelled the company to accelerate new products development and capacity investments. As a result, the company updated its annual guidance for the full year 2013, increasing its revenue guidance to be in the range of $500 million to $530 million and, consistent with the step up in discretionary spending, reducing its non-GAAP earnings per share guidance to be in the range of $0.93 to $1.03.

"For the next few periods we are going for accelerated market-share expansion ahead of earnings per share. We believe that our portfolio's diversity, ranging from direct metal printers at the high end to desktop consumer printers at the low end, is best positioned to capture this unprecedented market opportunity, and expect that our decisive actions will extend our first mover advantage in key verticals. With the fundamentals of our business model remaining intact, we fully expect that the higher investments we are making currently will favorably influence our results in the coming periods," concluded Reichental.

Conference Call and Webcast Details

3D Systems will hold a conference call and webcast to discuss its operating results for the third quarter and nine months 2013 on Tuesday, October 29, 2013 at 9:00 a.m., Eastern Time.

  To access this webcast, log onto 3D Systems' web site at www.3dsystems.com/investor. To ensure timely participation and technical capability, we recommend logging on a few minutes prior to the conference call to activate your participation.

  To access this conference call, dial 1-800-706-7745 from in the U.S. or 1-617-614-3472 from outside the U.S. and enter participant code 86406937.

  The webcast will be also be available for replay beginning approximately two hours after completion of the call at: www.3dsystems.com/investor.

Forward-Looking Statements

Certain statements made in this release that are not statements of historical or current facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in the conditional or future tenses or that include terms such as "believes," "belief," "expects," "estimates," "intends," "anticipates" or "plans" to be uncertain and forward-looking. Forward-looking statements may include comments as to the company's beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside the control of the company. The factors described under the headings "Forward-Looking Statements," "Cautionary Statements and Risk Factors," and "Risk Factors" in the company's periodic filings with the Securities and Exchange Commission, as well as other factors, could cause actual results to differ materially from those reflected or predicted in forward-looking statements.

Presentation of Information in This Press release

To facilitate a better understanding of the impact that several strategic acquisitions had on its financial results, the company reported non-GAAP measures that adjust net income and earnings per share by excluding the impact of amortization of intangibles, non-cash interest expense, acquisition and severance expenses, litigation settlements, loss on conversion of notes and stock-based compensation expense. A reconciliation of GAAP to non-GAAP results is provided in the accompanying schedule.

About 3D Systems Corporation

3D Systems is a leading provider of 3D content-to-print solutions including 3D printers, print materials and on-demand custom parts services for professionals and consumers alike with materials ranging from thermoplastics, metals, ceramics and edible sugar. The company also provides software design tools including CAD, reverse engineering and inspection and consumer 3D printers, apps and services. Its expertly integrated solutions replace and complement traditional methods and reduce the time and cost of designing new products by printing real parts directly from digital input. These solutions are used to rapidly design, create, communicate, prototype or produce real parts, empowering customers to manufacture the future.

More information on the company is available at www.3DSystems.com.

Tables Follow

3D Systems Corporation
Unaudited Consolidated Statements of Operations and Comprehensive Income
Quarter and Nine Months Ended September 30, 2013 and 2012

	Quarter Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2013	2012	2013	2012
Revenue:
Products	$93,020	$59,551	$244,937	$161,223
Services	42,697	30,981	113,646	90,839
Total revenue	135,717	90,532	358,583	252,062
Cost of sales:
Products	41,609	26,729	108,569	73,621
Services	22,671	16,924	62,517	49,741
Total cost of sales	64,280	43,653	171,086	123,362
Gross profit	71,437	46,879	187,497	128,700
Operating expenses:
Selling, general and administrative	32,054	22,900	97,697	70,898
Research and development	10,813	5,543	26,915	15,397
Total operating expenses	42,867	28,443	124,612	86,295
Income from operations	28,570	18,436	62,885	42,405
Interest and other expense, net	2,651	2,167	15,380	8,589
Income before income taxes	25,919	16,269	47,505	33,816
Provision for income taxes	8,279	2,752	14,639	5,787
Net income	17,640	13,517	32,866	28,029
Net loss attributable to noncontrolling interest	17	—	17	—
Net income attributable to 3D Systems Corporation	$17,657	$13,517	$32,883	$28,029
Other comprehensive income:
Unrealized gain (loss) on pension obligation	$6	$(6)	$22	$1
Foreign currency translation gain	5,821	2,016	100	191
Comprehensive income	$23,484	$15,527	$33,005	$28,221

Net income per share available to 3D System's common stockholders' — basic	$0.17	$0.16	$0.34	$0.35
Net income per share available to 3D System's common stockholders' — diluted	$0.17	$0.16	$0.34	$0.35

3D Systems Corporation
Unaudited Consolidated Balance Sheets
September 30, 2013 and December 31, 2012

	September 30,	December 31,
(in thousands, except par value)	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$345,356	$155,859
Accounts receivable, net of allowance for doubtful accounts of $7,505 (2013) and $4,317 (2012)	113,993	79,869
Inventories, net	66,110	41,820
Prepaid expenses and other current assets	9,830	4,010
Current deferred income taxes	5,887	5,867
Restricted cash	14	13
Total current assets	541,190	287,438
Property and equipment, net	41,038	34,353
Intangible assets, net	145,073	108,377
Goodwill	324,389	240,314
Long term deferred income taxes	327	107
Other assets, net	11,465	6,853
Total assets	$1,063,482	$677,442
LIABILITIES AND EQUITY
Current liabilities:
Current portion of capitalized lease obligations	$184	$174
Accounts payable	46,534	32,095
Accrued and other liabilities	32,045	24,789
Customer deposits	4,280	2,786
Deferred revenue	21,331	15,309
Total current liabilities	104,374	75,153
Long term portion of capitalized lease obligations	7,329	7,443
Convertible senior notes, net	11,335	80,531
Deferred income tax liability	27,303	23,142
Other liabilities	11,354	10,840
Total liabilities	161,695	197,109
Commitments and Contingencies
Stockholders' equity:
Common stock, $0.001 par value, authorized 220,000 shares (2013) and 120,000 (2012); issued 103,348 (2013) and 89,783 (2012)	103	60
Additional paid-in capital	845,003	460,237
Treasury stock, at cost: 566 shares (2013) and 533 shares (2012)	(262)	(240)
Accumulated earnings	49,262	16,410
Accumulated other comprehensive income	3,988	3,866
Total 3D Systems Corporation stockholders' equity	898,094	480,333
Noncontrolling interest	3,693	—
Total stockholders' equity	901,787	480,333
Total liabilities and stockholders' equity	$1,063,482	$677,442

3D Systems Corporation
Unaudited Consolidated Statements of Cash Flows
Nine Months Ended September 30, 2013 and 2012

	Nine Months Ended September 30,
(in thousands)	2013	2012
Cash flows from operating activities:
Net income	$32,866	$28,029
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for (benefit of) deferred income taxes	(4,274)	2,941
Depreciation and amortization	22,086	15,804
Non-cash interest on convertible notes	880	2,923
Provision for bad debts	3,254	2,369
Stock-based compensation	8,464	3,656
(Gain) loss on the disposition of property and equipment	133	(631)
Deferred interest income	(1,018)	—
Loss on conversion of convertible debt	11,275	1,245
Changes in operating accounts:
Accounts receivable	(25,962)	(11,270)
Inventories	(21,752)	(10,582)
Prepaid expenses and other current assets	(4,695)	237
Accounts payable	6,439	(4,488)
Accrued liabilities	15,838	14,298
Customer deposits	1,256	(1,347)
Deferred revenue	4,282	815
Other operating assets and liabilities	(4,637)	12
Net cash provided by operating activities	44,435	44,011
Cash flows from investing activities:
Purchases of property and equipment	(5,728)	(1,902)
Additions to license and patent costs	(1,502)	(535)
Proceeds from disposition of property and equipment	1,882	—
Cash paid for acquisitions, net of cash assumed	(113,069)	(148,278)
Other investing activities	(4,101)	—
Net cash used in investing activities	(122,518)	(150,715)
Cash flows from financing activities:
Proceeds from issuance of common stock	272,116	106,890
Proceeds from exercise of stock options and restricted stock, net	545	4,582
Cash disbursed in lieu of fractional shares related to stock split	(177)	—
Repayment of capital lease obligations	(3,680)	(121)
Net cash provided by financing activities	268,804	111,351
Effect of exchange rate changes on cash	(1,224)	164
Net increase in cash and cash equivalents	189,497	4,811
Cash and cash equivalents at the beginning of the period	155,859	179,120
Cash and cash equivalents at the end of the period	$345,356	$183,931

3D Systems Corporation
Schedule 1
Earnings Per Share

	Quarter Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2013	2012	2013	2012
Numerator:
Net income attributable to 3D Systems – numerator for basic net earnings per share	$17,657	$13,517	$32,883	$28,029
Add: Effect of dilutive securities
Interest expense on 5.50% convertible notes (after-tax)	—	—	—	—
Stock options and other equity compensation	—	—	—	—
Numerator for diluted earnings per share	$17,657	$13,517	$32,883	$28,029

Denominator:
Weighted average shares – denominator for basic net earnings per share	102,437	83,903	96,874	79,034
Add: Effect of dilutive securities
Stock options and other equity compensation	—	944	—	1,176
5.50% convertible notes (after-tax)	—	—	—	—
Denominator for diluted earnings per share	102,437	84,847	96,874	80,210

Earnings per share
Basic	$0.17	$0.16	$0.34	$0.35
Diluted	$0.17	$0.16	$0.34	$0.35

Interest expense excluded from diluted earnings per share calculation (a)	$243	$2,508	$1,751	$7,578
5.50% Convertible notes shares excluded from diluted earnings per share calculation (a)	876	6,548	2,060	5,303
(a) Average outstanding diluted earnings per share calculation excludes shares that may be issued upon conversion of the outstanding senior convertible notes since the effect of their inclusion would have been anti-dilutive.

3D Systems Corporation
Schedule 2
Unaudited Reconciliation of GAAP Net Income to Non-GAAP Net Income
Quarter and Nine Months Ended September 30, 2013 and 2012

	Quarter Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2013	2012	2013	2012
GAAP net income	$17,657	$13,517	$32,883	$28,029
Cost of sales adjustments:
Amortization of intangibles	65	54	190	154
Operating expense adjustments:
Amortization of intangibles	6,141	3,024	14,912	9,365
Acquisition and severance expenses	655	264	5,357	3,323
Non-cash stock-based compensation expense	3,118	1,177	8,464	3,656
Other expense adjustments:
Non-cash interest expense	127	981	880	2,924
Loss on convertible notes	2,022	1,245	11,275	1,245
(Gain) loss on litigation and tax settlements	457	(1,473)	2,457	(1,473)
Tax effect	(4,027)	(633)	(12,402)	(1,941)
Non-GAAP net income	$26,215	$18,156	$64,016	$45,282

Non-GAAP basic earnings per share	$0.26	$0.22	$0.66	$0.57
Non-GAAP diluted earnings per share	$0.26	$0.21	$0.66	$0.57
CONTACT: Investor Contact:
         Stacey Witten
         Email: Stacey.Witten@3dsystems.com

         Media Contact:
         Alyssa Reichental
         Email: Press@3dsystems.com